Exhibit 99.2

January 30, 2015

Dear Fellow Shareholders:

Happy New Year! With the holidays now a fond memory, we can use this transition from 2014 to 2015 as a time of true reflection and thoughtful planning. We enter 2015 with significant operating and financial momentum. Most notably on January 27, 2015, we announced our agreement to merge with National Bancshares Corporation, the holding company of First National Bank of Orrville. This is a historic moment in Farmers’ 128 year history, and we are optimistic the merger, once completed, will significantly enhance shareholder value. Before I review the details of this transformative milestone, I want to emphasize several of our impressive highlights from the past year.

Stock Price

We are dedicated to enhancing shareholder value and there is no better scorecard than the increases we have experienced in our stock price. In 2014, including dividends, our stock returned 27.5%. This performance compares very favorably to the performance of the NASDAQ Bank Index, which was up 2.8%. Since the completion of our rights offering on January 31, 2011 to December 31, 2014, including dividends, our stock was up 135.9%, compared to the performance of the NASDAQ Bank Index, which over this same period was up 46.2%.

Record Year for Wealth Management

Much of Farmers’ success over the past few years has been centered on the commitment to enhance fee generating businesses. Since the inception of each business, year-over-year revenue growth has been achieved. In 2014, the positive trend has continued.

Farmers Trust Company

The Trust Company achieved record total assets exceeding $1.1 billion at 2014 year end. Total revenue increased 9% during 2014 to over $6 million for the first time in the Company’s history. Net income increased 63% to a record amount. The Charitable Foundation Division distributed nearly $7 million to area non-profit organizations, colleges, hospitals and early intervention programs for high school students. Plans for 2015 include further implementation of a high-end financial planning software package to ensure and enhance its abilities in Estate, Retirement and Tax Planning for its clients and prospects.

Farmers National Investments

Since Farmers National Investments’ inception in 2000, they have had continuous year over year growth in revenues and profits. In 2014, the Investment division continued this trend by enjoying a record year. Revenues increased 13% in 2014 to over $1.6 million and have achieved a 25% annual growth rate over the last seven years. Additionally, assets under management at December 31, 2014 were up 10% at $256 million and have increased at a 26% annual growth rate over the last seven years.

National Bancshares Corporation Acquisition

We are very pleased to announce the transformative merger of National Bancshares Corporation, which, once complete, is expected to increase the size of our asset base by nearly 50% to $1.7 billion. National Bancshares has a strong market share and reputation in its core markets, and provides an attractive low cost funding base for our franchise. We also believe that this transaction will help Farmers realize additional operating scale and drive earnings per share growth as our management team continues to focus on achieving above-average returns for our shareholders.

In addition to the financial benefits, the merger significantly expands our footprint and customer base. The combined company will create a top-performing Midwest community bank that has the scale, product depth and efficiency to compete effectively, while maintaining our community banking principals and delivering best-in-class service to our customers. We will update our shareholders, customers, and employees throughout the merger process to maintain our commitment to transparency and open dialog.

I hope you will join me in my optimism for Farmers’ continued success in 2015. We are well positioned to accomplish great things together. As always, I am open to your calls, letters, and emails…so please feel free to share you insights, as we work hard to achieve the next level of growth and development.

Very truly yours,

Kevin J. Helmick
President & CEO

Important Additional Information About the Merger.

In connection with the proposed merger, Farmers will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement and a Farmers prospectus, as well as other relevant documents concerning the proposed transaction.

SHAREHOLDERS OF FARMERS AND NATIONAL BANCSHARES AND OTHER INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS TO BE INCLUDED IN THE REGISTRATION STATEMENT

ON FORM S-4, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT FARMERS, NATIONAL BANCSHARES, THE PROPOSED MERGER, THE PERSONS SOLICITING PROXIES WITH RESPECT TO THE PROPOSED MERGER AND THEIR INTERESTS IN THE PROPOSED MERGER AND RELATED MATTERS.

The respective directors and executive officers of Farmers and National Bancshares and other persons may be deemed to be participants in the solicitation of proxies from shareholders of Farmers and National Bancshares with respect to the proposed merger. Information regarding the directors and executive officers of Farmers is available in its proxy statement filed with the SEC on March 19, 2014. Information regarding directors and executive officers of National Bancshares is available on its website at http://www.discoverfirstnational.com/. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus to be included in the Registration Statement on Form S-4 and other relevant materials to be filed with the SEC when they become available.

Investors and security holders will be able to obtain free copies of the registration statement (when available) and other documents filed with the SEC by Farmers through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Farmers will be available free of charge on Farmers’ website at https://www.farmersbankgroup.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act.

Forward Looking Statements.

This letter to shareholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on Farmer’s current expectations regarding its business strategies and its intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to Farmers’ actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, Farmers’ failure to integrate National Bancshares and its subsidiary in accordance with expectations; deviations from performance expectations related to National Bancshares and its subsidiary; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes;

competitive conditions in the banking markets served by Farmers’ subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in Farmers’ filings with the SEC.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by Farmers or on Farmers’ behalf. Farmers assumes no obligation to update any forward-looking statements.